                  SUPPLEMENT TO THE OFFER TO PURCHASE FOR CASH

                         ALL OUTSTANDING ORDINARY SHARES

                                       OF

                           B.V.R. SYSTEMS (1998) LTD.

                                       AT

                                 $0.18 PER SHARE

                                       BY

                               CHUN HOLDINGS LTD.,

                           A CORPORATION CONTROLLED BY

                                  AVIV TZIDON,

                        AERONAUTICS DEFENSE SYSTEMS LTD.

                                       AND

                           iTS TECHNOLOGIES PTE. LTD.

-------------------------------------------------------------------------------
OUR OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 23, 2003 UNLESS THE OFFER IS EXTENDED. SHARES OF B.V.R. SYSTEMS TENDERED PURSUANT TO OUR OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
-------------------------------------------------------------------------------

         THIS DOCUMENT SUPPLEMENTS OUR ORIGINAL OFFER TO PURCHASE DATED NOVEMBER 21, 2003, AND DESCRIBES THE MATERIAL CHANGES THAT WE HAVE MADE TO OUR OFFER. WE HAVE FILED OUR COMPLETE SECOND AMENDED OFFER TO PURCHASE, INCLUDING THOSE CHANGES, AS AN EXHIBIT TO AMENDMENT NO. 4 TO OUR TENDER OFFER STATEMENT ON SCHEDULE TO. THE SCHEDULE TO IS AVAILABLE ON THE INTERNET AT WWW.SEC.GOV.


         OUR OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF OUR OFFER AT LEAST 48% OF THE ISSUED AND OUTSTANDING SHARES OF B.V.R. SYSTEMS.


         WE CURRENTLY DO NOT OWN ANY SHARES. OUR OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING. OUR OFFER IS SUBJECT ONLY TO THE CONDITIONS SET FORTH IN THIS DOCUMENT.



          ------------------------------------------------------------




-



                                    IMPORTANT

         If you want to tender all or any portion of your shares of B.V.R. Systems, you should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to American Stock Transfer & Trust Company, our Depositary, and either deliver the certificates for your shares to our Depositary or tender your shares pursuant to the procedures for book-entry transfer; or (ii) request your broker, dealer, commercial bank, trust company or other nominee to tender your shares for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee to tender your shares. If you want to tender shares and your certificates representing your shares are not immediately available, or you cannot comply with the procedures for book-entry transfer on a timely basis, or you cannot deliver all required documents to our Depositary prior to the expiration of our offer, you may tender your shares by following the procedures for guaranteed delivery set forth in "The Offer -- Procedure for Tendering Shares."

         We generally must withhold an Israeli tax from the cash that we pay to you, unless you possess a valid and applicable certificate of exemption or unless a ruling from the Israeli Income Tax Authorities determines otherwise. The rate of withholding will be 1% if the payment is effected on or before December 31, 2003 or 15% of the real capital gain, if any, from the sale of the shares if the payment is effected on or after January 1, 2004.

         Questions and requests for assistance may be directed to our Information Agent at the address and telephone numbers set forth on the back cover of this document. Requests for additional copies of this document, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be obtained from our Information Agent.




            --------------------------------------------------------



         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR THE FAIRNESS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.




            --------------------------------------------------------




                     The Information Agent for our offer is:

                                Yigal Arnon & Co.
                                1 Azrieli Center
                                 Tel-Aviv 67021
                                     Israel
                               Attn.: Orly Tsioni
                          Telephone: 011-972-3-608-7842
                          Facsimile: 011-973-3-608-7713


      This document is dated December 15, 2003 and supplements the original
                    Offer to Purchase dated November 21, 2003

                                     SUMMARY

         WE HAVE REVISED THE SUMMARY OF OUR OFFER TO PURCHASE BY ADDING OR MAKING CHANGES TO ANSWERS TO THE FOLLOWING QUESTIONS.

Is this tender offer part of a going private transaction?

o No. We may become the sole shareholder of B.V.R. Systems as a result of this offer, but this offer is not regulated as a Rule 13e-3 "going private" transaction because it will not have any of the effects specified in that rule. A transaction is subject to regulation under Rule 13e-3 only if it has a reasonable likelihood or purpose to:

      o Cause a registered class of shares to be held of record by less than 300 persons, or

      o Cause a class of shares to be delisted or removed from certain national exchanges or inter-dealer quotation systems.

         Before we first approached B.V.R. Systems or commenced this offer, the shares of B.V.R. Systems already were held of record by less than 300 persons, and already were quoted only on the pink sheets, which is not a national quotation system covered by the rule. See "The Offer -- Background of the Offer."

Will you provide a subsequent offering period?

o If we close our offer on December 23, 2003 at 5:00 p.m., New York City time, we will announce a subsequent offering period that will commence at 9:00 a.m., New York City time, on December 24, 2003 and expire at 12:00 midnight, New York City time, on December 30, 2003. See "The Offer -- Terms of Our Offer."

Are there any conflicts of interest in the offer?

o Aviv Tzidon, our director and shareholder, was elected chairman of the board of directors of B.V.R. Systems on November 24, 2003, three days after we commenced this offer. In that position, Mr. Tzidon may have significant influence over decisions of the board of directors of B.V.R. Systems. Mr. Tzidon has a conflict between:

o His interest, as the head of our bidder group, to complete this offer at the lowest possible cost to the bidder group; and

o his duty, as chairman of B.V.R. Systems, to act in the best interests of the shareholders of B.V.R. Systems.

     However, the board of directors of B.V.R. Systems recommended this offer to the shareholders of B.V.R. Systems before Mr. Tzidon was elected to their board and became their chairman.


              WE HAVE DETERMINED THAT OUR OFFER IS NOT A "SPECIAL PURCHASE OFFER" UNDER THE ISRAELI COMPANIES LAW. ACCORDINGLY, WE HAVE DELETED FROM THE SUMMARY, AND ELSEWHERE IN THE OFFER TO PURCHASE, PROVISIONS RELATING TO THE OPPOSITION NOTICE. SHAREHOLDERS WHO

     OPPOSE OUR OFFER MAY REFRAIN FROM TENDERING THEIR SHARES, BUT WE ARE NOT PROVIDING THEM AN OPPORTUNITY TO STATE THEIR OPPOSITION BY USING AN OPPOSITION NOTICE.

              WE HAVE DETERMINED NOT TO APPLY TO THE ISRAELI INCOME TAX AUTHORITIES FOR A PRE-RULING IN CONNECTION WITH OUR WITHHOLDING TAX OBLIGATIONS, AND WE HAVE REVISED THE SUMMARY AND OTHER PARTS OF THE OFFER TO PURCHASE ACCORDINGLY.

                                  INTRODUCTION
         WE HAVE ADDED THE FOLLOWING PARAGRAPHS TO THIS SECTION.

         Mr. Tzidon has served as the chairman of the board of directors of B.V.R. Systems since November 24, 2003, and also served as its chairman from the time of its spin-off from B.V.R. Technologies Ltd. (in October 1998) until April 2000. See "The Offer -- Background of Our Offer" and Annex A.

         Mr. Tzidon has a conflict between:

         o His interest, as the head of our bidder group, to complete this offer at the lowest possible cost to the bidder group; and

         o his duty, as chairman of B.V.R. Systems, to act in the best interests of B.V.R. Systems.

However, the board of directors of B.V.R. Systems recommended this offer to the shareholders of B.V.R. Systems before Mr. Tzidon was elected to their board and became their chairman. See "The Offer -- Background of Our Offer."

         WE HAVE DELETED THE PORTION OF THE "INTRODUCTION" WHICH STATED THAT WE ONLY WILL PURCHASE 90% OF THE OUTSTANDING SHARES IF THE NUMBER OF SHARES THAT ARE TENDERED IS MORE THAN 90% BUT NOT MORE THAN 95% OF THE OUTSTANDING SHARES. THIS LANGUAGE ALSO HAS BEEN DELETED FROM THE SECTION OF THE OFFER TO PURCHASE ENTITLED "THE OFFER -- TERMS OF OUR OFFER." PROMPTLY FOLLOWING THE EXPIRATION DATE, IF WE DETERMINE THAT MORE THAN 90% BUT NOT MORE THAN 95% OF THE SHARES HAVE BEEN TENDERED, WE WILL EXTEND THE OFFER AND AMEND IT TO PROVIDE THAT WE WILL ACCEPT NO MORE THAN 90% OF THE OUTSTANDING SHARES.

                    [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    THE OFFER

         1.       TERMS OF OUR OFFER.

         WE HAVE ADDED THE FOLLOWING PARAGRAPH TO THIS SECTION.

         If all of the conditions of our offer are satisfied or waived and we close our offer on December 23, 2003 at 5:00 p.m., New York City time, we will immediately accept, and promptly pay for, all shares validly tendered and not withdrawn through that time, and we will announce a subsequent offering period that will commence at 9:00 a.m., New York City time, on December 24, 2003 and expire at 12:00 midnight, New York City time, on December 30, 2003. This subsequent offering period would be an additional period of time during which holders of shares of B.V.R. Systems that were not previously tendered in this offer may tender those shares on the same terms as apply to this offer. A subsequent offering period is not the same as an extension of the offer, and if we extend the Expiration Date to a time after December 23, 2003 we will not offer a subsequent offering period. We will immediately accept, and promptly pay for, all shares as they are validly tendered during the subsequent offering period, and a person who tenders during the subsequent offering period will have no right to withdraw those tendered shares.

         2.       ACCEPTANCE FOR PAYMENT.

         WE HAVE ADDED OR REVISED THE FOLLOWING PARAGRAPHS OF THIS SECTION.

         If all of the conditions of our offer are satisfied or waived and we close our offer on December 23, 2003 at 5:00 p.m., New York City time:

             o We will immediately accept, and subject to any withholding taxes due, promptly pay for, all shares validly tendered and not withdrawn through that time;

             o we will announce a subsequent offering period that will commence at 9:00 a.m., New York City time, on December 24, 2003 and expire at 12:00 midnight, New York City time, on December 30, 2003; and

             o we will immediately accept, and subject to any withholding taxes due, promptly pay for, all shares as they are validly tendered during the subsequent offering period.

         If, on the other hand, we determine that we must extend our offer past December 23, 2003, we will not announce a subsequent offering period. In that case, upon the terms and subject to the conditions of our offer (including, if our offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and, subject to any withholding taxes due, will pay, promptly after the Expiration Date, for all shares validly tendered prior to the Expiration Date and not properly withdrawn.

         3.       PROCEDURE FOR TENDERING SHARES.

           WE HAVE REVISED THE FOLLOWING PARAGRAPH OF THIS SECTION.

         Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us, in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any shares determined by us not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of our counsel, be unlawful. We reserve the absolute right, in our sole discretion, to waive any of the conditions of our offer, provided that if we waive a condition of our offer with respect to a particular shareholder, we will waive that condition with respect to all shareholders. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in the tender of any shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, our Depositary, our Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

         WE HAVE DETERMINED THAT OUR OFFER IS NOT A "SPECIAL PURCHASE OFFER" UNDER THE ISRAELI COMPANIES LAW. ACCORDINGLY, WE HAVE REMOVED THE PORTION OF THIS SECTION ENTITLED "SPECIAL PURCHASE OFFER PROCEDURES." IF YOU DO NOT TENDER YOUR SHARES PRIOR TO THE EXPIRATION DATE, YOU WILL NOT HAVE AN OPPORTUNITY, AS WE PREVIOUSLY HAD DESCRIBED IN THAT PORTION, TO RATIFY AND PARTICIPATE IN THE OFFER. INSTEAD, IF WE CLOSE OUR OFFER ON DECEMBER 23, 2003 AT 5:00 P.M., NEW YORK CITY TIME, WE WILL ANNOUNCE A SUBSEQUENT OFFERING PERIOD THAT WILL COMMENCE AT 9:00 A.M., NEW YORK CITY TIME, ON DECEMBER 24, 2003 AND EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 30, 2003.

5.       MATERIAL TAX CONSEQUENCES.

         THIS SECTION PREVIOUSLY WAS TITLED "CERTAIN TAX CONSEQUENCES." WE HAVE ADDED OR REVISED THE FOLLOWING PARAGRAPHS IN THIS SECTION.

         For United States federal income tax purposes, B.V.R. Systems would be considered a passive foreign investment company ("PFIC") for any taxable year in which either (i) 75% or more of its gross income is passive income, or (ii) at least 50% of the average value of all of its assets for the taxable year produce or are held for the production of passive income. For this purpose, passive income includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets which produce passive income. Based solely on publicly available information, it appears that B.V.R. Systems has not been classified as a PFIC for any taxable year.

         If B.V.R. Systems is, or has been, classified as a PFIC for any taxable year, gain (if any) recognized by a United States Holder (who was a shareholder at the time B.V.R. was classified as a PFIC) upon the disposition of ordinary shares would, absent a previous election by such

United States Holder to treat its investment in ordinary shares as an investment in a "qualified electing fund," be taxable for United States federal income tax purposes as ordinary income. Further, a United States Holder would generally be required to allocate such ordinary income ratably over the holding period for such ordinary shares, and the amount allocated to each year during which B.V.R. Systems were considered a PFIC (other than the year of the disposition) would be subject to tax at the highest individual or corporate tax rate, as the case may be, and an interest charge would be imposed with respect to the resulting tax liability allocated to each such year. A United States Holder would also be required to make a return on IRS Form 8621 with respect to the disposition of ordinary shares.

         The bidder group will in general be required to withhold Israeli tax at source from the consideration paid to the tendering shareholders. The rate of withholding will be 1% of the consideration if the payment is effected on or before December 31, 2003 or 15% of the real capital gain, if any, from the sale of the shares if the payment is effected on January 1, 2004 or thereafter.

6.       STOCK LISTING; PRICE RANGE OF SHARES; EXCHANGE ACT REGISTRATION.

         WE HAVE UPDATED THE "PRICE RANGE OF SHARES" TO DISCLOSE THAT IN THE FOURTH QUARTER OF 2003 THROUGH DECEMBER 10, 2003, THE HIGH AND LOW PRICE PER SHARE WAS $0.85 AND $0.10, RESPECTIVELY.

7.       CERTAIN INFORMATION CONCERNING B.V.R. SYSTEMS.

         WE HAVE REVISED THE FOLLOWING PARAGRAPH.

         Since November 11, 2002 and until October 2003, B.V.R. Systems has filed those reports and other information electronically, and they are available on the Internet at www.sec.gov, together with the Solicitation/Recommendation Statement of B.V.R. Systems on Schedule 14D-9 filed on December 2, 2003.

8.       CERTAIN INFORMATION CONCERNING US.

         WE HAVE ADDED THE FOLLOWING PARAGRAPHS TO THIS SECTION.

         Aviv Tzidon, our director and shareholder, was elected chairman of the board of directors of B.V.R. Systems on November 24, 2003, three days after we commenced this offer. In that position, Mr. Tzidon may have significant influence over decisions of the board of directors of B.V.R. Systems. Mr. Tzidon has a conflict between:

         o His interest, as the head of our bidder group, to complete this offer at the lowest possible cost to the bidder group; and

         o his duty, as chairman of B.V.R. Systems, to act in the best interests of B.V.R. Systems.

However, the board of directors of B.V.R. Systems recommended this offer to the shareholders of B.V.R. Systems before Mr. Tzidon was elected to their board and became their chairman.

         See Annex A for certain information concerning our directors and officers, and the directors and officers of Aeronautics Defense Systems Ltd. and iTS Technologies Pte. Ltd.

         Mr. Tzidon purchased an aggregate of 58,000 shares of B.V.R. Systems, and sold all of them, during November 2003, as follows:

------------------------------------------------------------------------------------------------------------
SHARES                       PRICE                    DATE                        BOUGHT OR SOLD
------------------------------------------------------------------------------------------------------------
57,000                       $0.08                    NOVEMBER 4, 2003            BOUGHT
------------------------------------------------------------------------------------------------------------
10,000                       $0.30                    NOVEMBER 7, 2003            SOLD
------------------------------------------------------------------------------------------------------------
1,000                        $0.35                    NOVEMBER 17, 2003           BOUGHT
------------------------------------------------------------------------------------------------------------
4,000                        $0.12                    NOVEMBER 17, 2003           SOLD
------------------------------------------------------------------------------------------------------------
10,000                       $0.15                    NOVEMBER 18, 2003           SOLD
------------------------------------------------------------------------------------------------------------
10,000                       $0.14                    NOVEMBER 18, 2003           SOLD
------------------------------------------------------------------------------------------------------------
19,500                       $0.12                    NOVEMBER 18, 2003           SOLD
------------------------------------------------------------------------------------------------------------
4,500                        $0.10                    NOVEMBER 18, 2003           SOLD
------------------------------------------------------------------------------------------------------------

         Mr. Tzidon effected all of these transactions through CIBC World Markets, in Tel Aviv.

11.      BACKGROUND OF OUR OFFER

         WE HAVE ADDED OR REVISED THE FOLLOWING PARAGRAPHS.

         Following our initial discussion with Elisra, Mr. Tzidon had negotiations with Mr. Jonathan Kolber, CEO of Koor Industries Ltd., the parent company of Elisra, Mr. Yuval Yanai, CFO of Koor and Chairman of the Board of Directors of B.V.R. Systems and Mr. Ran Maidan, CFO of Elisra and director of B.V.R. Systems. The main topic of those discussions was whether the proposed line of credit would be adequate to permit B.V.R. Systems to continue its operations. Following those discussions, on October 30, 2003, Mr. Tzidon, on behalf of the bidder group, entered into a letter agreement with the Board of Directors of B.V.R. Systems which included the following terms:

            o An undertaking by us to commence this tender offer, but with a minimum condition of 60%;

            o an undertaking by us, if we successfully complete this offer, to extend a line of credit to B.V.R. Systems in the amount of U.S.$5 million; and

            o an agreement by B.V.R. Systems not to negotiate or cooperate with any third party in connection with any sale of the assets or operations of B.V.R. Systems until the earlier of the completion of this tender offer or January 31, 2004.

         After the date of the letter agreement, at the request of Elisra, we determined to reduce the minimum condition to 48%. This change gave Elisra, which owns approximately 48.7% of the outstanding shares, the power to ensure that the minimum condition is satisfied. The change was an important consideration for Elisra, its parent Koor and Mr. Yanai in supporting changes to the board of directors of B.V.R. Systems, as described below, that we discussed with them prior to commencing our offer and that the board adopted shortly after we commenced our offer.

         On November 24, 2003, the board of directors of B.V.R. Systems held a telephonic meeting at which Mr. Tzidon was present. At that meeting, Mr.Yanai informed the board that Elisra had commited to tender its entire holdings of shares in our offer. Mr. Yanai also informed the board that, while he would remain a director of B.V.R. Systems, he would resign his position as chairman of the board, effective immediately. In response to Mr. Yanai's announcements, the board of directors appointed Mr. Tzidon both a director and chairman of the board.

         On November 26, 2003, the board of directors of B.V.R. Systems, at the recommendation of Mr. Tzidon, appointed Ilan Gillies as its Chief Executive Officer and authorized Mr. Tzidon to approach existing clients, customers, banks and potential strategic partners to maintain the existing relationships of B.V.R. Systems and pursue potential business development strategies.

         On December 3, 2003, we decided to advance $430,000 to B.V.R. Systems in order to allow B.V.R. Systems to meet its November 2003 payroll obligations. We are lending this amount to B.V.R. Systems as part of the $5 million line of credit that we undertook to extend to B.V.R. Systems. This advance is coming from the $1.8 million that we deposited in trust for the benefit of B.V.R. Systems (the second trust account referenced above), reduces that trust account and the balance available under the line of credit, and reduces to $470,000 the amount to which B.V.R. Systems would be entitled if we fail to provide the balance of the line of credit.

         On December 11, 2003, B.V.R. Systems advised us that it had received a cash payment of $3.1 million that it earned for completing a milestone under a customer contract, and also advised us that it had received a $1 million cash advance from a customer on account of a project.

         Except as set forth in this document, during the past two years, there have not been any negotiations, transactions or material contacts between the bidder group and B.V.R. Systems or its affiliates concerning any:

            o merger, consolidation, acquisition, tender offer for or other acquisition of any class of securities of B.V.R. Systems,

            o     election of the directors of B.V.R. Systems, or

            o sale or other transfer of a material amount of assets of B.V.R. Systems.

12.      RECOMMENDATION OF B.V.R. SYSTEMS.

         WE HAVE RENAMED THIS SECTION "RECOMMENDATION OF B.V.R. SYSTEMS; INTENT TO TENDER" AND REVISED IT AS FOLLOWS.

         The board of directors of B.V.R. Systems has discussed the advisability of our offer and has decided to recommend to the shareholders that they accept our offer. B.V.R. Systems has filed a Solicitation/Recommendation Statement on Form 14D-9 with the SEC setting forth this recommendation.

         To the best of the our knowledge, we believe that:

             o Elisra, which currently owns approximately 48.67% of the outstanding shares, will tender those shares in this offer;

             o Clal Industries and Investments Ltd. and its wholly owned subsidiary Clal Industries and Technologies Ltd., which together own approximately 17.72% of the outstanding shares, are likely to tender those shares in this offer;

             o Polar Investment Ltd., which effectively has the power to vote approximately 13.26% of the outstanding shares, representing all shares held by its subsidiaries, Koonras Technologies Ltd. and Polar Communication Ltd., will hold its shares and refrain from tendering those shares in this offer; and

             o Yaron Sheinman, who currently owns approximately 8.9% of the outstanding shares, has not yet resolved whether or not to tender his shares in this offer.

13.      PURPOSE OF OUR OFFER; PLANS FOR B.V.R. SYSTEMS; EFFECTS OF OUR OFFER.

         WE HAVE REVISED THE FOLLOWING PARAGRAPHS.

         Following our acquisition of B.V.R. Systems it is our intention to replace the board of directors (other than the directors who were not affiliated with the management of B.V.R. Systems as of the time that we commenced our offer on November 21, 2003) and the management of B.V.R. Systems, and to elect a new board of directors which will reflect the change of ownership in B.V.R. SYSTEMS. We also will seek to have the shares once again quoted on the OTC Bulletin Board.

         We have undertaken, if we complete this offer successfully, to provide to B.V.R. Systems a $5 million line of credit. The line of credit would be in existence for three years and would bear interest at the rate of LIBOR plus two percent per year. The credit provided under the line of credit would be repayable in one payment on the third anniversary of the date that we provide such credit. We deposited $1.8 million in a trust account for the benefit of B.V.R. Systems to secure this undertaking, and we have advanced $430,000 of that amount to B.V.R. Systems to meet its payroll obligations. If we complete this offer successfully but fail to provide the line of credit, B.V.R. Systems will have the right to $470,000 of the funds in the trust account.

         Except as otherwise described in this document, the bidder group has no current plans or proposals that would result in any of the following:

           o any extraordinary transaction, such as merger, reorganization or liquidation, involving B.V.R. Systems;

           o any purchase, sale or transfer of a material amount of assets of B.V.R. Systems;

           o any material change in the present dividend policy, indebtedness or capitalization of B.V.R. Systems;

           o      any material changes in corporate structure or business.

14.      ISRAELI COMPANIES LAW, 1999; RIGHTS OF SHAREHOLDERS IN OUR OFFER.

         WE HAVE ADDED THE FOLLOWING STATEMENT TO THIS SECTION.

         Promptly following the Expiration Date, if we determine that more than 90% but not more than 95% of the shares have been tendered, we will extend the offer and amend it to provide that we will accept no more than 90% of the outstanding shares.

15.      CONDITIONS TO OUR OFFER AND RIGHTS TO WITHDRAW OUR OFFER

         WE HAVE AMENDED THIS SECTION TO DISCLOSE THAT OUR OFFER IS NOT SUBJECT TO THE APPROVAL OF THE ISRAELI GENERAL DIRECTOR OF THE ANTITRUST AUTHORITY.

17.      FEES AND EXPENSES

         WE HAVE REVISED THE FOLLOWING TABLE.

Depositary Fees...................................................................              7,500
Filing Fees.......................................................................                384
Legal Fees........................................................................            120,000
Advertising Costs.................................................................             32,130
Printing and Mailing Costs, Miscellaneous.........................................             30,000
         Total....................................................................            180,014
                                                                                        ==============

                                     ANNEX A

         WE HAVE REVISED THE INFORMATION CONCERNING MR. TZIDON IN ANNEX A AS FOLLOWS.

-------------------------------------------------------------------------------------------------------------------------
Name and           Present Principal
Citizenship        Occupation            Material Positions Held During Last Five Years
Aviv               Director              Aviv Tzidon was the co-founder of B.V.R. Technologies Ltd. and has served as
Tzidon             and                   its chief technology officer and a director since it commenced operations in
                   Chairman, B.V.R.      1987.  Mr. Tzidon was appointed as a director and chairman of the board of
                   Systems               directors of B.V.R. Systems (1998) Ltd. on November 24, 2003.  He previously served as chairman of the board of directors and chief executive officer of
                                         B.V.R. Systems from the time of its spin-off from B.V.R. Technologies in
                                         October 1998 until April 2000. Prior to working at B.V.R. Technologies he worked with Israel Aircraft Industries as an independent consultant for three years. Mr. Tzidon has been serving as a combat pilot with the Israeli Air Force
                                         (including reserve service) for approximately 20 years.


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                     The Information Agent for our offer is:

                                Yigal Arnon & Co.

                                1 Azrieli Center

                                 Tel-Aviv 67021

                                     Israel

                             Attention.: Orly Tsioni

                          Telephone: 011-972-3-608-7842

                          Facsimile: 011-973-3-608-7713

                                       or

                        The Depositary for our offer is:


                     American Stock Transfer & Trust Company
                                 59 Maiden Lane
                            New York, New York 10038
                      Attention: Reorganization Department
                             Telephone: 877-248-6417
                             Facsimile: 718-234-5001